Filed Pursuant to Rule 424(b)(3)
Registration No. 333-234425

PROSPECTUS

Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255 (704) 386-5681

BofA Finance LLC

Senior Debt Securities

Fully and Unconditionally Guaranteed by Bank of America Corporation

Broker-dealer affiliates of BofA Finance LLC and/or Bank of America Corporation, including BofA Securities, Inc., may use this prospectus in connection with offers and sales in the secondary market of outstanding senior debt securities of BofA Finance LLC, and the related guarantee of the payment obligations thereunder by Bank of America Corporation, referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

The debt securities of BofA Finance LLC offered by this prospectus and the guarantee of these debt securities by Bank of America Corporation are unsecured and are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks, including possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities and the related guarantee or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 31, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, and is intended to describe certain outstanding securities previously issued by BofA Finance and guaranteed by Bank of America Corporation.

This prospectus may be used by broker-dealer affiliates of BofA Finance LLC and/or Bank of America Corporation, including BofA Securities, Inc., in connection with offers and sales in the secondary market of the securities referenced in this prospectus. Any of these affiliates, including BofA Securities, Inc., may act as a principal or agent in these transactions. Any affiliate that is a member of the Financial Industry Regulatory Authority, Inc., will conduct these offers and sales in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s offer and sale of securities of an affiliate. The transactions in the secondary market by these affiliates, including BofA Securities, Inc., may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. These affiliates do not have any obligation to make a market in the securities and may discontinue their market-making activities at any time without notice, in their sole discretion.

Neither BofA Finance LLC nor Bank of America Corporation will receive any proceeds from the sale of securities offered by this prospectus.

Neither BofA Finance LLC nor Bank of America Corporation has authorized anyone to provide any information other than the information provided in or incorporated by reference in this prospectus or any supplement to this prospectus. Neither BofA Finance LLC nor Bank of America Corporation takes responsibility for, or can provide assurance as to the reliability of, any other information that others may provide. No offer or sale of securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement, as well as information filed or to be filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document or other date referred to in that document. The business, financial condition, and results of operations of Bank of America Corporation may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bank of America” or “the Guarantor” are to Bank of America Corporation, excluding any of its subsidiaries. References in this prospectus to “BofA Finance,” “we,” “our,” “us,” or similar references, are to BofA Finance LLC, a direct, wholly-owned finance subsidiary of Bank of America, and not to Bank of America.

BofA FINANCE LLC

BofA Finance LLC is a Delaware limited liability company and a direct, wholly-owned finance subsidiary of Bank of America. BofA Finance was formed on June 24, 2016 for the purpose of selling debt securities to investors and lending the net proceeds therefrom to Bank of America and/or its subsidiaries. The principal executive offices of BofA Finance are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

BANK OF AMERICA CORPORATION

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Through its banking and various nonbank subsidiaries throughout the United States and in international markets, it provides a diversified range of banking and nonbank financial services and products. Bank of America’s principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of debt securities, and the related guarantee, previously issued and sold under the Registration Statement on Form S-3 (File No. 333-213265), which became effective on November 4, 2016 (the “Prior Registration Statement”). The descriptions of the securities being offered hereby are contained in the prospectus and supplements thereto that are part of the Prior Registration Statement. The disclosure information in the prospectus and all supplements thereto that are part of the Prior Registration Statement is incorporated by reference into this prospectus, except that information contained in such prospectuses and supplements thereto that (1) constitutes a description of Bank of America or BofA Finance, or (2) incorporates by reference any information contained in Bank of America’s current or periodic reports filed with the SEC, are superseded by the information in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

BofA Finance LLC and Bank of America Corporation have filed a registration statement on Form S-3 with the SEC relating to the debt securities of BofA Finance and the related guarantee by Bank of America Corporation to be offered and sold using this prospectus. You should refer to this registration statement for additional information about BofA Finance, Bank of America and the securities being offered.

Bank of America files annual, quarterly, and special reports, proxy statements and other information with the SEC. You may inspect Bank of America’s filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information Bank of America files with the SEC also are available at its website, www.bankofamerica.com. The SEC’s web address and Bank of America’s web address are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information Bank of America files at the offices of The New York Stock Exchange LLC, 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows Bank of America to incorporate by reference the information Bank of America files with the SEC. This means that:

•	incorporated documents are considered part of this prospectus;

•	important information can be disclosed to you by referring you to those documents; and

•	information that Bank of America files with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

Bank of America incorporates by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	its annual report on Form 10-K for the year ended December 31, 2018;

•	its quarterly reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•

its current reports on Form  8-K filed January 16, 2019, February 7, 2019, February 8, 2019, April  1, 2019, April 16, 2019, April  24, 2019, May 13, 2019, June  20, 2019, June 25, 2019, June  27, 2019, July 17, 2019, July  25, 2019, September  4, 2019, September  16, 2019, September  17, 2019, October  16, 2019 and December 30, 2019 (in each case, other than documents or information that is furnished but deemed not to have been filed).

Bank of America also incorporates by reference (1) reports that it will file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, during the period after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the termination of the offering of securities covered by this prospectus, but not any information that may be furnished but that is not deemed to be filed and (2) the disclosure information described above under “Description of the Securities.”

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Bank of America’s business, financial position, and results of operations may have changed since that date. You may request a copy of any filings referred to above, at no cost, by contacting Bank of America at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

BofA Finance is a 100%-owned finance subsidiary of Bank of America, and Bank of America has fully and unconditionally guaranteed the debt securities issued by BofA Finance.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference statements in this prospectus that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Bank of America’s actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, Bank of America faces risks that are inherent in the businesses and market places in which it operates. Information regarding important factors that could cause its future financial performance to vary from that described in its forward-looking statements is contained in its annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequent filings of Bank of America that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of Bank of America’s SEC filings.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to Bank of America or any person on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPERTS

The consolidated financial statements of Bank of America Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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